UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Tellium, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TELLIUM, INC.

2 Crescent Place

Oceanport, New Jersey 07757

April 30, 2003

Dear Fellow Stockholder:

You are cordially invited to attend our annual meeting of stockholders to be held at 10:00 a.m. (local time), on Wednesday, May 21, 2003, at our principal offices at 2 Crescent Place, Oceanport, New Jersey 07757.

The Notice of Annual Meeting and Proxy Statement on the following pages describe the matters to be presented to the meeting.

In addition, I will be pleased to report on the affairs of Tellium, and a discussion period will be provided for questions and comments of general interest to stockholders.

We look forward to personally greeting those stockholders who are able to be present at the meeting. However, whether or not you plan to be with us at the meeting, it is important that your shares be represented to ensure the presence of a quorum. Therefore, you are requested to sign and date the enclosed proxy and mail it in the envelope provided, which requires no postage if mailed in the United States, as soon as possible. Your shares will be voted in accordance with the instructions you have given in your proxy.

Thank you for your consideration.

Sincerely,

Harry J. Carr

Chairman of the Board of Directors  and Chief Executive Officer

TELLIUM, INC.

2 Crescent Place

Oceanport, New Jersey 07757

(732) 923-4100

Notice of Annual Meeting of Stockholders

May 21, 2003

The annual meeting of stockholders of Tellium, Inc. will be held at our principal offices at 2 Crescent Place, Oceanport, New Jersey 07757, on Wednesday, May 21, 2003 at 10:00 a.m. (local time) for the following purposes:

1.	to elect two Class II directors to serve until the next annual meeting of stockholders at which their respective class is due for election or until their respective successors shall have been duly elected and qualified;

2.	to authorize and approve amendments to our Amended and Restated Certificate of Incorporation to effect a reverse stock split based upon each of the following ratios: one-for-ten; one-for-nine; one-for-eight; one-for-seven; one-for-six; one-for-five; one-for-four; one-for-three; or one-for-two, without further approval or authorization of the Corporation’s stockholders; provided, that the Board of Directors is authorized to abandon any of the amendments to our Amended and Restated Certificate of Incorporation for any reason at any time prior to the effectiveness of the filing of any of the amendments;

3.	to ratify the appointment of Deloitte & Touche LLP as independent auditors; and

4.	to transact such other business as may properly come before the meeting.

Only stockholders of record at the close of business on March 26, 2003 will be entitled to notice of, and to vote, at the meeting or any adjournment or adjournments of the meeting. A list of stockholders eligible to vote at the meeting will be available for inspection by any stockholder at the meeting and for a period of ten days prior to the meeting during regular business hours at the corporate headquarters at the address specified above. The meeting may be adjourned from time to time without notice other than by announcement at the meeting.

Whether or not you expect to attend the meeting, your proxy vote is important. To assure your representation at the meeting, please sign and date the enclosed proxy card and return it promptly in the enclosed envelope, which requires no additional postage if mailed in the United States.

By Order of the Board of Directors

Harry J. Carr

Chairman of the Board of Directors  and Chief Executive Officer

April 30, 2003

IT IS IMPORTANT THAT THE ENCLOSED PROXY CARD BE COMPLETED AND  RETURNED PROMPTLY

TELLIUM, INC.

PROXY STATEMENT

April 25, 2003

INFORMATION CONCERNING SOLICITATION AND VOTING

General

This proxy statement is being furnished to our stockholders in connection with our annual meeting of stockholders to be held on May 21, 2003, and any adjournments of the meeting. This proxy statement and the enclosed proxy card are being mailed to stockholders on or about May 2, 2003.

Execution and return of the enclosed proxy card are being solicited by and on behalf of our Board of Directors for the purposes stated in the notice of meeting. The costs incidental to the solicitation and obtaining of proxies, including the cost of reimbursing banks and brokers for forwarding proxy materials to their principals, will be paid by us. Proxies may be solicited, without extra compensation, by our officers and employees by mail, telephone, fax, personal interviews, and other methods of communication. We have engaged the firms of Computershare Trust Company and Automatic Data Processing, Inc. to assist us in the distribution and solicitation of proxies, and will pay them reasonable fees and expenses for their services.

Our annual report for the fiscal year ended December 31, 2002 is being mailed to stockholders with this proxy statement. The annual report is not part of this proxy statement.

Voting at the annual meeting; record date

Only holders of record of our common stock at the close of business on March 26, 2003 are entitled to notice of and to vote at the annual meeting. These stockholders are entitled to cast one vote for each share of common stock held as of the record date on all matters properly submitted for the vote of stockholders at the annual meeting. As of the record date, there were approximately 114,408,298 shares of our common stock outstanding and entitled to be voted at the annual meeting.

Quorum; required vote

The presence, in person or by proxy, of the holders of a majority of the shares issued and outstanding and entitled to be voted at the annual meeting is necessary to constitute a quorum at the annual meeting. Both abstentions and broker non-votes (when shares are represented at the meeting by a proxy specifically conferring only limited authority to vote on certain matters and no authority to vote on other matters) are included in the determination of the number of shares represented at the meeting for purposes of determining whether a quorum is present.

The two nominees for election as directors receiving the highest number of affirmative votes of the shares present in person or represented by proxy and entitled to vote shall be elected as directors. Only votes cast for a nominee will be counted, except that the accompanying proxy will be voted for all nominees in the absence of instructions to the contrary. Abstentions, broker non-votes and instructions on the accompanying proxy card to withhold authority to vote for one or more nominees will not be counted as a vote for any such nominee.

The adoption of Proposal Two to approve amendments to the Amended and Restated Certificate of Incorporation of Tellium to effect a reverse split at the discretion of the Board of Directors requires the affirmative vote of holders of a majority of the shares of our outstanding common stock. A broker non-vote or abstention will have the same effect as a vote against the proposed amendment.

The adoption of Proposal Three to ratify the appointment of Deloitte & Touche LLP as auditors for the year ending December 31, 2003 requires the affirmative vote of holders of a majority of the shares of our outstanding common stock present or represented at the annual meeting (a quorum being present). Broker non-votes on this matter will be treated as neither a vote “for” nor a vote “against” the matter for purposes of determining whether the proposal has been approved, and thus have no effect on the outcome. However, abstentions will be considered in determining the number of votes required to attain a majority of the shares present or represented at the meeting and entitled to vote. Therefore, an abstention from voting by a stockholder present in person or by proxy at the meeting has the same legal effect as a vote “against” the matter because it represents a share present or represented at the meeting and entitled to vote, thereby increasing the number of affirmative votes required to approve this proposal.

Proxies

All shares entitled to vote and represented by properly executed proxies received prior to the annual meeting, and not revoked, will be voted at the annual meeting in accordance with the instructions indicated on those proxies. If no instructions are indicated on a properly executed proxy, the shares represented by that proxy will be voted as recommended by the Board of Directors. If any other matters are properly presented for consideration at the annual meeting, including consideration of a motion to adjourn the annual meeting to another time or place for the purpose of soliciting additional proxies, the persons named in the enclosed proxy and acting under the proxy will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the annual meeting.

Any proxy given under this solicitation may be revoked by the person giving it at any time before it is voted. A proxy may be revoked (1) by filing with the secretary of the meeting, at or before the taking of the vote at the annual meeting, a written notice of revocation or a duly executed proxy, in either case dated later than the prior proxy for the same shares or (2) by attending the annual meeting and voting in person. Attendance at the annual meeting will not by itself revoke a proxy. Any written notice of revocation or subsequent proxy must be received by the secretary of the meeting prior to the taking of the vote at the annual meeting. The written notice of revocation or subsequent proxy should be hand delivered to the secretary of the meeting or should be sent so as to be delivered to Tellium, Inc., 2 Crescent Place, Oceanport, New Jersey 07757, Attention: Michael J. Losch, Secretary.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

General

Unless otherwise directed, the persons appointed in the accompanying form of proxy intend to vote at the annual meeting for the election of the two nominees named below as directors to serve until the next annual meeting their respective class is due for election or until their successors are duly elected and qualified. If for any reason a nominee becomes unavailable or unable to serve before the annual meeting, the shares represented by valid proxies will be voted in favor of the remaining nominees. Our Board of Directors does not currently anticipate that any nominee will be unable to serve on our Board.

Information Regarding Nominees for Election as Directors

Our Board of Directors is divided into three classes of directorships, with directors in each class serving staggered three-year terms. At each Annual Meeting of Shareholders, the terms of directors in one of the three classes expire. The Board currently consists of five members, two of whom are nominees for election.

The nominees for election to the Board of Directors are:

Name	Age	Served as a Director Since	Class	Positions with Tellium
Kathleen A. Perone (1)(2)	49	2003	II	Director
Gerald Gorman (2)	48	2003	II	Director

Ms. Perone and Mr. Gorman have accepted nominations to Class II. All nominees have consented to be named in this proxy statement and have agreed to serve as a Board member if elected. If a nominee for director is unable to serve for any reason or if a vacancy otherwise exists on the Board, the holders of proxies solicited hereby reserve the right to nominate and vote for any other person or persons of their choice.

Information Regarding Continuing Directors

In addition, the following members of the Board of Directors are not presently nominees for election, but will serve until the next annual meeting their respective class is due for election or until their successors are duly elected and qualified:

Name	Age	Served as a Director Since	Class	Positions with Tellium
Harry J. Carr	46	2000	III	Chairman of the Board of Directors and Chief Executive Officer
Michael M. Connors (1)(2)	61	2000	III	Director
Barton Y. Shigemura (1)	43	2003	I	Director

(1)	Member of the compensation committee.
(2)	Member of the audit committee.

The following information about the principal occupation or employment, other affiliations, and business experience of each nominee has been furnished to us by each nominee:

Kathleen A. Perone.    Since June 2002, Ms. Perone has served as president and chief executive officer of Focal Communications, a national communications provider. Focal Communications filed a petition for protection under chapter 11 of the federal bankruptcy code in December 2002. Before becoming Focal’s CEO, Ms. Perone was CEO at LighTrade, Inc. from 2001-2002. LighTrade filed a petition for protection under chapter 7 of the federal bankruptcy code in March 2002. Prior to joining LighTrade, Ms. Perone was President, North American Operations of Level 3 Communications from 1998 to 2000. From 1990 to 1997, Ms. Perone held leadership positions for MFS Communications. Perone has spent her entire 27-year career in telecommunications, beginning in sales and gaining experience in marketing and operations before moving into management. Perone earned her bachelor’s degree in business administration from Rutgers University. Ms. Perone serves on the board of FOCAL Communications, InfoCrossing, Inc., and Con Edison Communications, a wholly owned subsidiary of Con Edison Inc.

Gerald Gorman.    Since 1997, Mr. Gorman has served as founder and chairman of EasyLink, a provider of services that power the exchange of information between enterprises, their trading communities, and their customers. Prior to founding EasyLink, Mr. Gorman spent 12 years in the investment banking division of Donaldson, Lufkin, & Jenrette (DLJ), most recently as Managing Director, Investment Banking. At DLJ, he founded and managed the leading satellite financing group on Wall Street. Prior to DLJ, Gorman held management positions at General Electric Capital Corporation, Utah International, and ConZinc Rio Tinto of Australia. He graduated with a B.S. in Mechanical Engineering from Melbourne University and an M.B.A. from the Columbia Graduate School of Business.

The following information about the principal occupation or employment, other affiliations, and business experience of each member of the Board of Directors not presently a nominee for election, but who will serve until the next annual meeting their respective class is due for election or until their successors are duly elected and qualified, has been furnished to us by each director:

Harry J. Carr has served as Chairman of the Board of Directors and Chief Executive Officer of Tellium since January 2000. From 1998 to 2000, Mr. Carr served as Chief Operating Officer and then President of Lucent Technologies, Inc.’s Broadband Carrier Networks unit, Lucent Technologies’ service provider-focused data switching business. From 1997 to 1998, Mr. Carr served as President, Chief Operating Officer and Director of Yurie Systems, Inc., a network equipment provider. From 1992 to 1997, he served in various executive positions at AT&T Corp., a telecommunications provider, including Market Development Vice President for the Atlantic States region, National Program Manager of AT&T Local Services and Vice President of AT&T’s Defense Markets Division. Mr. Carr earned a B.S. in Finance from Fairfield University and a J.D. from the University of Connecticut Law School.

Michael M. Connors has been a member of Tellium’s Board of Directors since June 2000. From 1992 to 1998, he held the office of President of AOL Technologies, an Internet service provider, where he led the creation and growth of AOLnet and the development of AOL software and services. Dr. Connors is currently a director of The Connors Foundation and a member of the advisory board of the European Technology Fund. Dr. Connors earned a B.S. in Engineering, an M.S. in Statistics and a Ph.D. in Applied Mathematics from Stanford University.

Barton Y. Shigemura currently serves as CEO for Yotta Yotta Inc., a high performance net storage company. From December 2002 to March 2003, Mr. Shigemura worked as a consultant. From 1999 to 2002, Mr. Shigemura was Chairman of Alidian Networks, a developer of layer two metro optical networking platforms. From 1998 to 1999, Mr. Shigemura was Vice President of Marketing for all data products at Lucent Technologies. He joined Lucent through the acquisition of Yurie Systems. From 1996 to 1998, he was a board member and the Senior Vice President of Sales and Marketing at Yurie Systems. Mr. Shigemura has held a number of sales and marketing roles at Premisys Communications, Nortel Networks, General DataComm, and IBM. He earned his BS in Finance and Marketing from University of Southern California.

Retirement from the Board of Directors

Marc B. Weisberg resigned from our Board of Directors on February 14, 2003. William B. Bunting, Jeffrey A. Feldman, Edward F. Glassmeyer, William A. Roper, Jr., and Richard D. Smith, Jr. resigned from our Board of Directors on April 1, 2003. We wish to thank these gentlemen for their dedicated service to Tellium and for their guidance and advice to management.

The Board of Directors recommends a vote FOR the election as directors of the two nominees listed above.

PROPOSAL NO. 2—AMENDMENTS TO THE AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF TELLIUM

TO EFFECT A REVERSE STOCK SPLIT AT NINE DIFFERENT RATIOS.

General

The Board of Directors has unanimously adopted a resolution seeking stockholder approval of amendments to our Amended and Restated Certificate of Incorporation to effect a reverse stock split of our common stock based on each of nine different exchange ratios. If stockholders approve the amendments, the Board of Directors may, at any time before the next Annual Meeting of Shareholders, effect a reverse stock split based upon any of the following ratios: one-for-ten; one-for-nine; one-for-eight; one-for-seven; one-for-six; one-for-five; one-for-four; one-for-three; or one-for-two, without further action by our stockholders. Alternatively, the Board of Directors may abandon the amendments to the Amended and Restated Certificate of Incorporation and may determine not to effect the reverse stock split, without further action by our stockholders.

Background

We have been a public company and our shares have been listed company on the Nasdaq Stock Market since May 22, 2001. From that time, market prices for stocks trading in the United States markets, particularly the telecommunications industry market, have declined sharply. On August 7, 2002, the Nasdaq Stock Market, Inc. notified us that our stock had traded for more than 30 consecutive trading days below the $1.00 minimum per share price required for continued listing on the Nasdaq National Market. Subsequently, we transferred our common stock to the Nasdaq SmallCap Market at the opening of business on November 19, 2002. By transferring to the Nasdaq SmallCap Market, we received an extended grace period to August 5, 2003 in which to satisfy the $1.00 minimum bid price requirement. In light of a recent change by Nasdaq extending its bid price grace period, it is likely we will receive an additional 180-day extension when our initial extended grace period expires. As of March 26, 2003, the closing price of our stock was $0.55. If we do not meet the continued listing requirements for the Nasdaq SmallCap Market on or before August 5, 2003, our common stock may be delisted from trading on the Nasdaq SmallCap Market. We believe that by reducing the number of shares of our common stock outstanding through a reverse stock split, the price of our stock may increase proportionally, and we may be able to meet the Nasdaq’s minimum bid requirement.

The Board of Directors believes that it is in the best interest of Tellium and our stockholders for it to have the authority to effect the reverse stock split in order to return our share price to a price level typical of share prices of other widely owned public companies. The Board of Directors believes that the higher share price of our common stock may meet investing guidelines for some institutional investors and investment funds. In addition, the Board of Directors believes that our stockholders will benefit from relatively lower trading costs for a higher priced stock. The combination of lower transaction costs and increased interest from institutional investors and investment funds could ultimately improve the trading liquidity of our common stock.

The Board of Directors believes that stockholder approval of several potential exchange ratios (rather than a single exchange ratio) provides the Board of Directors with the flexibility to achieve the desired results of the reverse stock split. If stockholders approve this proposal, the reverse stock split will be effected, if at all, only upon a determination by the Board of Directors that the reverse stock split is in the best interests of the stockholders at that time. In connection with any determination to effect a reverse stock split, the Board of Directors will set the timing for such a split and select the specific ratio from a one-for-ten, one-for-nine, one-for-eight, one-for-seven, one-for-six, one-for-five, one-for-four, one-for-three or one-for-two exchange.

No further stockholder action will be required to either implement or abandon the reverse stock split. If the Board of Directors does not implement the reverse stock split before our next Annual Meeting of Shareholders, the authority granted in this proposal to implement the reverse stock split will terminate.

Risk Factors Associated with the Reverse Stock Split

•	Even if our Board of Directors effects the reverse stock split, we cannot assure you that the resulting per share price of our common stock will meet the Nasdaq minimum bid requirement of $1.00.

•	Our market capitalization (the aggregate value of all of our common stock at the then market price) after the proposed reverse stock split may not be equal to or greater than our market capitalization before the proposed reverse stock split.

•	Our per share market price of our common stock following the reverse stock split will neither equal nor exceed the per share market price before the split.

•	The resulting per share stock price after the proposed reverse stock split may not be sufficient to attract institutional investors or investment funds, or satisfy their investing guidelines; consequently, the trading liquidity of our common stock may not improve.

•	A decline in the market price of our common stock after the proposed reverse stock split may result in a greater percentage decline than would occur in the absence of a reverse stock split, and the liquidity of our common stock could be adversely affected following a reverse stock split.

•	Even if you vote in favor of the reverse stock split, our Board of Directors may choose not to implement the split without any further action by stockholders.

Material Effects of the Proposed Reverse Stock Split

If shareholders approve and the Board effects a reverse stock split, the split will apply simultaneously to all of our common stock and the ratio will be the same for all of our common stock. The reverse stock split will affect all stockholders uniformly and will not affect any stockholder’s percentage ownership interest in us, except to the extent that the reverse stock split would otherwise result in any of our stockholders owning a fractional share or option. As described below, stockholders otherwise entitled to fractional shares as a result of the reverse stock split will be entitled to cash payments in lieu of such fractional shares. These cash payments will reduce the number of post-reverse stock split stockholders to the extent there are stockholders presently who would otherwise receive less than one share of our common stock after the reverse stock split. The reverse stock split will not affect any stockholder’s percentage ownership or proportionate voting power, subject to the treatment of fractional shares. However, because the number of authorized shares of our common stock will not be reduced, the reverse stock split will increase the proportion of unissued authorized shares to issued shares. These additional unissued authorized shares may be issued by the Board in the future without further stockholder action.

The principal effects of the reverse stock split will be:

•	A reduction in the number of shares of our common stock issued and outstanding from approximately 114.4 million shares as of March 26, 2003 to a range of approximately 11.4 million to 57.2 million shares, depending on the reverse stock split ratio determined by the Board of Directors;

•	A proportionate reduction in the number of shares that may be issued upon the exercise of conversion rights by holders of securities convertible into our common stock based upon the reverse stock split ratio selected by the Board of Directors;

•	Proportionate adjustments to the per-share exercise price and the number of shares issuable upon the exercise of all outstanding options entitling the holders to purchase shares of our common stock, which will result in approximately the same aggregate price being required to be paid for such options upon exercise immediately preceding the reverse stock split;

•	A proportionate reduction in the number of shares reserved for issuance under our existing stock-based compensation plans; and

•	An increase in the number of stockholders who own odd lots (less than 100 shares). Stockholders who hold odd lots typically may experience an increase in the cost of selling their shares, and may have greater difficulty in effecting sales.

Effect on Fractional Stockholders

You will not receive fractional shares in connection with the reverse stock split. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of shares not evenly divisible by the number selected by the Board for the reverse stock split ratio will be entitled, upon surrender of any certificate(s) representing such shares, to a cash payment in lieu thereof. The cash payment will be determined by multiplying the fractional share amount by the average closing price per share of the common stock for the ten most recent trading days prior to the effective date of the reverse stock split. Stockholders will not be entitled to receive interest for the period of time between the effective date of the reverse stock split and the date you receive your payment for the cashed-out shares. The payment amount will be paid to the holder in the form of a check in accordance with the procedures outlined below.

After the reverse stock split, you will have no further interest in Tellium with respect to your cashed-out shares. A person otherwise entitled to a fractional interest will not have any voting, dividend or other rights except to receive payment as described above.

You should be aware that, under the escheat laws of the various jurisdictions where you reside, where we are domiciled and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the effective time may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive these funds may have to seek to obtain them directly from the state to which they were paid.

Accounting Effects

The reverse stock split will not affect the par value of our common stock. As a result, as of the effective time of the reverse stock split, the stated capital attributable to our common stock on its balance sheet will be reduced proportionately based on the reverse stock split ratio selected by the Board of Directors, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per-share net income or loss and net book value of our common stock will be restated because there will be fewer shares of our common stock outstanding.

Potential Anti-Takeover Effect of Reverse Split

Although the increased proportion of unissued authorized shares to issued shares could, under some circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction for a combination with another company), the reverse stock split proposal is not being proposed in response to any effort of which we are aware to accumulate our shares of common stock or to obtain control, nor is it part of a plan by management to recommend to the Board and stockholders a series of amendments to our Amended and Restated Certificate of Incorporation. Other than the reverse stock split proposal, the Board of Directors does not currently contemplate recommending the adoption of any other amendments to our Amended and Restated Certificate of Incorporation that could be construed to affect the ability of third parties to take over or change the control of Tellium.

Procedure for Effecting Reverse Stock Split

If the stockholders approve the proposal to authorize the reverse stock split and the Board of Directors decides to implement the reverse stock split at any time before our next Annual Meeting of Shareholders, we will promptly file a Certificate of Amendment with the Secretary of State of the State of Delaware to amend our existing Amended and Restated Certificate of Incorporation. The reverse stock split would become effective on the date of filing the Certificate of Amendment, which is referred to as the “effective date.” Beginning on the effective date, each certificate representing pre-reverse stock split shares will be deemed for all corporate purposes to evidence ownership of post-reverse stock split shares. The text of the Certificates of Amendment is attached as Appendix A to this proxy statement. The text of the Certificates of Amendment is subject to modification to include such changes as may be required by the office of the Secretary of State of the State of Delaware and as the Board of Directors deems necessary and advisable to effect the reverse stock split, including the applicable ratio for the reverse stock split.

No Appraisal Rights

Under the General Corporation Law of the state of Delaware, our stockholders are not entitled to appraisal rights with respect to the reverse stock split, and we will not independently provide stockholders with any such right.

Federal Income Tax Consequences of the Reverse Stock Split

The following summarizes certain material United States federal income tax consequences of the reverse stock split, but does not purport to be a complete discussion of all of the possible federal income tax consequences of the reverse stock split and is included for general information only. Further, it does not address any state, local, foreign, or minimum income or other tax consequences. Also, it does not address the tax consequences to stockholders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder, published statements by the Internal Revenue Service and other applicable authorities as of the date of this proxy statement, all of which are subject to change, possibly with retroactive effect. The Board of Directors has not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of a reverse stock split. This summary also assumes that the pre-reverse stock split shares were, and the post-reverse stock split shares will be, held as a “capital asset,” as defined in the Code (i.e., generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with such stockholder’s own tax advisor with respect to the tax consequences of the reverse stock split.

The Board of Directors believes that because the proposed reverse stock split is not part of a plan to increase any stockholder’s proportionate interest in the assets or earnings and profits of Tellium, the reverse stock split would likely have the following federal income tax effects:

No gain or loss should be recognized by a stockholder upon such stockholder’s exchange of pre-reverse stock split shares for post-reverse stock split shares pursuant to the reverse stock split. The aggregate tax basis of the post-reverse stock split shares received in the reverse stock split will be equal to the aggregate tax basis of the pre-reverse stock split shares, reduced by any tax basis attributable to a fractional share. The stockholder’s holding period for the post-reverse stock split shares will include the period during which the stockholder held the pre-reverse stock split shares surrendered in the reverse stock split.

In general, if a stockholder receives cash instead of a fractional share of common stock, the stockholder will recognize capital gain or loss based on the difference between the amount of cash received and the stockholder’s adjusted basis in the fractional share. The capital gain or loss will constitute long-term capital gain or loss if the stockholder’s holding period for common stock is greater than one year as of the date of the reverse stock split. The deductibility of capital losses is subject to limitations.

Tellium would not recognize any gain or loss as a result of a reverse stock split.

Our view regarding the tax consequences of the reverse stock split is not binding on the Internal Revenue Service or the courts. ACCORDINGLY, EACH STOCKHOLDER SHOULD CONSULT WITH HIS OR HER OWN TAX ADVISOR WITH RESPECT TO ALL OF THE POTENTIAL TAX CONSEQUENCES TO HIM OR HER OF THE REVERSE STOCK SPLIT.

Vote Required and Recommendation of Board of Directors

The affirmative vote of a majority of all outstanding shares of our common stock entitled to vote on this proposal will be required for approval of this proposal. As a result, abstentions and broker non-votes will have the effect of votes against the proposal. Your Board of Directors recommends a vote “FOR” the proposal to approve amendments to the Amended and Restated Certificate of Incorporation of Tellium to effect a reverse stock split at a one-for-ten; one-for-nine; one-for-eight; one-for-seven; one-for-six; one-for-five; one-for-four; one-for-three; or one-for-two exchange ratio.

PROPOSAL NO. 3—RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Our Board of Directors has retained Deloitte & Touche LLP to continue as Tellium’s independent auditors for the year ending December 31, 2003, and we are seeking shareholder ratification of this decision. Deloitte & Touche LLP also served as Tellium’s independent auditors for 2002. The Board of Directors believes that Deloitte & Touche LLP is knowledgeable about our operations and accounting practices and is well qualified to act in the capacity of our principal independent auditors. Therefore, the Board of Directors has selected Deloitte & Touche LLP to act as our independent auditors to examine our consolidated financial statements for the fiscal year ending December 31, 2003.

Fees Billed by the Independent Auditors

The following table shows the aggregate fees billed by Deloitte & Touche LLP, our independent auditors, for the fiscal years ended December 31, 2001 and 2002.

	December 31,
	2001	2002
Audit Fees	$216,000	$235,000
Financial Information Systems Design and Implementation Fees	—	—
All Other Fees
Audit Related Fees (1)	534,000	123,600
Non-Audit Related Fees (2)	285,000	211,000

Total All Other Fees	819,000	334,600

Total Fees	$1,035,000	$569,600

(1)	“Audit Related Fees” consist primarily of fees for the issuance of consents and other related accounting services rendered in connection with registration statements filed with the Securities and Exchange Commission, including our initial public offering, and an employee benefit plan audit.
(2)	“Non-Audit Related Fees” includes fees for tax consulting and compliance services.

The audit committee of our Board of Directors considered whether the non-audit services rendered by Deloitte & Touche LLP were compatible with maintaining Deloitte & Touche LLP’s independence as auditors of our consolidated financial statements, and concluded that they were.

If the stockholders do not approve the selection of Deloitte & Touche LLP, the Board of Directors will consider such a vote as advice to select other independent auditors for the 2004 fiscal year, rather than the 2003 fiscal year, because of the difficulty and expense involved in changing independent auditors on short notice.

Availability of Independent Auditors

One or more representatives of Deloitte & Touche LLP is expected to attend the annual meeting and have an opportunity to make a statement and/or respond to appropriate questions from stockholders present at the meeting.

The Board of Directors recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as independent auditors.

BOARD MEETINGS AND COMMITTEES

During the fiscal year ended December 31, 2002, our Board of Directors held 8 meetings, and no incumbent directors attended fewer than 75% of the total number of meetings of our Board of Directors and the committees, if any, of which they were a member. During 2003, six members of our Board resigned. On April 1, 2003, the Board decreased the size of the Board to five. Our Board currently has one member in Class I, two members in Class II, and two members in Class III.

Our Board currently has two standing committees: an audit committee and a compensation committee.

Audit Committee	Compensation Committee
Michael Connors	Michael Connors
Gerald Gorman	Kathleen Perone
Kathleen Perone	Barton Shigemura

Audit Committee.    The functions of the audit committee, as more fully set forth in the Audit Committee Charter adopted by Tellium on October 31, 2000, are to act on behalf of the Board in fulfilling the following responsibilities of the Board:

•	to oversee all material aspects of our reporting, control and audit functions, except those that are specifically related to the responsibilities of another committee of the Board,

•	to monitor the independence and performance of our independent accountants, and

•	to provide a means for open communication among Tellium’s independent accountants, financial and senior management, the internal audit department and the Board.

Each member of our audit committee member is independent as defined in Rule 4200(a)(14) of the National Association of Securities Dealers’ listing standards. During 2002 and through April 1, 2003, our audit committee consisted of Michael Connors, Jeffrey Feldman, and Edward Glassmeyer. Messrs. Feldman and Glassmeyer resigned from the Board on April 1, 2003. Each former member of the audit committee, during his tenure, was independent as required by Nasdaq listing standards. The audit committee met 6 times during the fiscal year ended December 31, 2002.

Compensation Committee.    The compensation committee determines the compensation of the Chairman and Chief Executive Officer and our other executive officers, approves bonuses granted to executive officers and key personnel, reviews our executive compensation policy, administers our stock option plans, approves the options granted under our stock option plans, and makes recommendations to our Board of Directors regarding these matters. During 2002 and through April 1, 2003, our compensation committee consisted of Jeffrey Feldman, Edward Glassmeyer, and Richard Smith, each of whom resigned from the Board on April 1, 2003. The compensation committee met 10 times during the fiscal year ended December 31, 2002.

Director Compensation

Our Board of Directors determines the amount of any fees, whether payable in cash, shares of common stock or options to purchase common stock that directors receive for attending meetings of the Board of Directors or committees of the Board. On April 7, 2003, the Board of Directors approved a payment of $10,000 per year for each Board committee on which a director participates. We also reimburse directors for their reasonable expenses in attending Board and Board committee meetings. We have granted options to our directors in 2002 and 2003 as set forth below. Under the 2001 stock incentive plan, each new non-employee director receives an automatic grant of 5,000 options upon initially becoming a director, and an annual automatic grant of 1,500 options in January of each year that the 2001 stock incentive plan is in effect if he or she continues to serve as a non-employee director on that date.

On January 2, 2003, each of our non-employee directors on that date received an automatic grant of options to purchase 1,500 shares of our common stock at an exercise price of $0.64 per share, the fair market value of Tellium common stock on that day. On January 2, 2002, each of our non-employee directors on that date received an automatic option to purchase 1,500 shares of our common stock at an exercise price of $6.50 per share, the fair market value of Tellium common stock on that day. Twenty-five percent of these options vest on the first anniversary of the date of grant and the remainder in 36 equal monthly installments commencing on the 13th month following the date of grant, provided that the individual continues to serve as a director as of that date.

On January 30, 2002, the following directors received option grants:

Name	Number of Options
William B. Bunting	30,000
Jeffrey A. Feldman	70,000
Edward F. Glassmeyer	30,000
William A. Roper, Jr.	30,000
Richard C. Smith, Jr.	30,000
Michael M. Connors	50,000

The exercise price of these options is $1.95, the fair market value of our common stock on May 21, 2002. All of these options were 50 percent vested upon their grant. The remaining 50 percent vest one year from the date of grant.

On January 30, 2002, Marc B. Weisberg was granted an option to purchase 150,000 shares of our common stock at an exercise price of $1.95, the fair market value of our common stock on May 21, 2002. Mr. Weisberg’s options were scheduled to vest as follows:

•	62,500 upon their grant;

•	62,500 one year from the date of grant; and

•	25,000 two years from the date of grant.

On February 5, 2002, upon his election as a director and under the terms of our 2001 stock incentive plan, Mr. Weisberg received an automatic option to purchase 5,000 shares of our common stock at an exercise price of $3.18 per share, the fair market value of our common stock on February 5, 2002. The Board canceled this option grant on March 19, 2002. In addition, before becoming a director, Mr. Weisberg received options to purchase 45,375 shares of common stock at an exercise price of $14.00 per share on March 21, 2001 for services rendered as a member of Tellium’s advisory board.

Mr. Weisberg resigned from our Board of Directors on February 14, 2003 and Messrs. Bunting, Feldman, Glassmeyer, Roper and Smith resigned from our Board on April 1, 2003. In accordance with our option plan, all of the unvested options terminated on the directors’ date of resignation. Each of Messrs. Bunting, Feldman, Glassmeyer, Roper, Smith and Weisberg has 3 months from his date of resignation to exercise vested but unexercised options he has held as of his date of resignation, unless the Board extends this time period.

On April 1, 2003, upon their elections as directors, Ms. Perone, Mr. Gorman and Mr. Shigemura each received an option to purchase 5,000 shares of our common stock at an exercise price of $0.54, the fair market value of our common stock on April 1, 2003. Twenty-five percent of these options were scheduled to vest on April 1, 2004 and the remainder in 36 equal monthly installments commencing on May 1, 2004, providing that Ms. Perone, Mr. Gorman and Mr. Shigemura continue to serve as directors as of those dates. On April 7, 2003, the Board canceled these automatic option grants.

On April 7, 2003, the Board of Directors approved the grant of options to purchase 150,000 shares of our common stock to each of our new directors, Ms. Perone and Messrs. Gorman and Shigemura. The exercise price of these options is $0.54, the fair market value of our common stock on the date of grant. These options vest over one year in quarterly installments of 25%, provided that Ms. Perone and Messrs. Gorman and Shigemura continue to serve as directors as of those dates.

In addition, on September 7, 2000, before becoming a director, Ms. Perone received options to purchase 15,000 shares of common stock at an exercise price of $3.10 per share for services rendered as a member of our advisory board, from which she resigned effective April 1, 2003. On April 7, 2003, the Board of Directors canceled this stock option grant held by Ms. Perone.

On April 7, 2003, the Board of Directors canceled the stock options held by Mr. Connors relating to 78,000 shares with a weighted average exercise price of $2.38 per share and issued him new stock options to purchase 150,000 shares of our common stock. These new options will have an exercise price of $0.54, the fair market value of our common stock on the date of grant, and vest over one year in quarterly installments of 25% providing that Mr. Connors continues to serve as a director as of those dates.

Other Management Boards

Advisory Board.    In the first half of 2000, we established an advisory board with members having various expertise to provide us with advice and to consult with us on our business, including the development of our technology and marketing of our products and services. We believe that this advisory board provides necessary customer and industry guidance and is critical to the success of our business. Individuals who are, or have been employees or affiliates of, current or potential customers have joined our advisory board, including Qwest in March 2001. All members of our advisory board were granted options to purchase our common stock. In the future, we may add additional individuals who are employees or affiliates of current or potential customers to our advisory board. We reimburse the members of our advisory board for reasonable out-of-pocket expenses they incur in connection with their services. We may in the future grant additional stock options to our advisory board members.

Report of the Audit Committee

To the Board of Directors of Tellium, Inc.:

We have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2002.

We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors’ independence.

We have discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.

AUDIT COMMITTEE

Edward F. Glassmeyer

Michael M. Connors

Jeffrey A. Feldman

Dated: March 28, 2003

EXECUTIVE OFFICERS AND KEY EMPLOYEES

The current executive officers of Tellium and their respective ages and positions with Tellium are as follows:

Name	Age	Capacities In Which Served	In Current Position Since
Harry J. Carr.	46	Chairman of the Board of Directors and Chief Executive Officer	2000
William J. Proetta	53	President and Chief Operating Officer	2001
Krishna Bala	38	Chief Technology Officer	1999
Michael J. Losch	48	Chief Financial Officer, Secretary and Treasurer	1999

Harry J. Carr has served as Chairman of the Board and Chief Executive Officer of Tellium since January 2000. For his complete biography, see “Proposal No. 1—Election of Directors—Information Regarding Continuing Directors.”

William J. Proetta has served as our President and Chief Operating Officer since October 2001. Prior to that he was our Vice President of Product Management from November 2000 to October 2001. Prior to joining Tellium, from 1999 to 2000, he was employed by Lucent Technologies, a telecommunications equipment provider, where he was a Vice President and General Manager in the InterNetworking Systems business unit. During 1999, he served as a Vice President and General Manager in Lucent’s Broadband Carrier Networks unit, and from 1997 to 1998, he served as Vice President of Research & Development in Lucent’s Carrier Networks business unit. From 1969 to 1996, Mr. Proetta worked in numerous business units at Lucent Technologies, including Switching Systems, Communications Software, Optical Networking, and Data Networking, where he held position in Product Development, Product Management, Customer Services, and Business Management.

Krishna Bala has served as Chief Technology Officer of Tellium since December 1999. Dr. Bala is the lead system architect for our Aurora Optical Switch. From 1997 to 1999, Dr. Bala served as our Manager of Optical Cross-Connect Product Development. Prior to joining Tellium, Dr. Bala was a scientist with Bellcore’s Optical Networking Group, a research and telecommunications services provider, from 1992 to 1997. Dr. Bala earned a Bachelors in Electrical Engineering from Bombay University in India, a Masters in Electrical Engineering from Columbia University and a Ph.D. in Electrical Engineering from Columbia University for his work on optical wavelength routing.

Michael J. Losch has served as Chief Financial Officer, Secretary and Treasurer of Tellium since October 1999. From 1998 to 1999, he served as Chief Financial Officer and Chief Operating Officer of IDF International, an investment company. From 1997 to 1998, Mr. Losch was Vice President, Finance and Administration of Cardre, Inc., a cosmetics manufacturing company. From 1978 to 1997, Mr. Losch served in various capacities with Bell Atlantic Corporation, a telecommunications company, including Special Assistant to New Jersey Governor’s Office of Business Ombudsman from 1996 to 1997, Executive Director for Bell Atlantic-New Jersey’s Cable Telecom Project from 1995 to 1996, and Chief Financial Officer of Bell Atlantic-New Jersey from 1993 to 1995. Mr. Losch earned both a B.S. and an M.B.A. from Lehigh University.

EXECUTIVE COMPENSATION

The following table sets forth the total compensation paid to our Chief Executive Officer and Chairman and each of the three other most highly-compensated executive officers who served in 2002 and whose annual salary and bonus exceeded $100,000 for services rendered to us in all capacities during the years ended December 31, 2002, 2001, and 2000.

Summary Compensation Table

	Annual Compensation				Long-Term Compensation
Name and Principal Position	Fiscal Period	Base Salary		Bonus	Securities Underlying Options		All Other Compensation(1)
Harry J. Carr	2002	$300,000		$250,000	1,200,000	(2)	$—
Chairman of the Board of Directors and Chief Executive Officer	2001 2000	300,000 281,923	(3)	200,000 —	— 6,600,000		— —

William J. Proetta	2002	$200,000		$240,000	—		$—
President and Chief Operating Officer(4)	2001 2000	179,744 27,260		176,000 —	1,075,000 325,000	(5) (5)	— —

Michael J. Losch	2002	$175,000		$115,000	—		$2,766
Chief Financial Officer, Secretary and Treasurer	2001 2000	175,000 158,125		125,000 —	100,000 450,000	(5)	2,696 2,630

Krishna Bala	2002	$200,000		$200,000	—		$2,792
Chief Technology Officer	2001 2000	200,000 185,321		178,866 30,000	500,000 —	(5)	2,708 2,677

(1)	Consists of Tellium contributions to individual 401(k) plans.
(2)	On March 13, 2003, the Board of Directors authorized the cancellation of these options and authorized a grant to Mr. Carr of 1.2 million shares of restricted stock. These shares of restricted stock will vest as follows: (i) 50% upon the date of grant, and (ii) the remainder of these shares will vest in three equal installments on each of June 30, September 30, and December 31, 2003.
(3)	Mr. Carr commenced employment with Tellium on January 24, 2000.
(4)	Mr. Proetta joined Tellium in November 2000 and became an executive officer in October 2001.
(5)	On March 13, 2003 the Board of Directors authorized the cancellation of these options and authorized the following grants:

Name	Options Granted	Options Cancelled
Krishna Bala	500,000	500,000
Michael Losch	250,000	100,000
William Proetta	1,400,000	1,400,000

The new options have an exercise price of $0.54, the average closing price of our common stock on the five days prior to March 13, 2003 and will vest 50% on the date of grant and 25% each quarter through December 31, 2003.

Option Grants in Last Fiscal Year

The following table sets forth information regarding options we granted during 2002 to the executive officers named in the Summary Compensation Table.

	Option Grants in Last Fiscal Year Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
Name	Number of Securities Underlying Options Granted (#)	Percent of Total Options Granted to Employees in Fiscal Year(2)	Exercise Price ($/Sh)	Market Price ($/Sh)	Expiration Date	0% ($)	5% ($)	10% ($)
Harry J. Carr(3)	1,200,000	29.4%	$4.48	$4.48	01/31/12	—	$3,380,938	$8,567,959
Chief Executive Officer and Chairman
William J. Proetta	—	0.00%	—	—	—	—	—	—
President and Chief Operating Officer
Michael J. Losch	—	0.00%	—	—	—	—	—	—
Chief Financial Officer, Secretary and Treasurer
Krishna Bala	—	0.00%	—	—	—	—	—	—
Chief Technology Officer

(1)	The dollar amount set forth in these columns are the result of calculations of assumed annual stock price appreciation of 5% and 10% from the date of grant to the date of expiration of such options. These calculations are required by the SEC’s rules, and not intended to forecast the future appreciation of our stock price. Tellium’s stock price may increase or decrease over the time period set forth above.
(2)	Based on an aggregate of 4,080,962 options granted to employees in fiscal 2002, including options granted to the named executives.
(3)	Mr. Carr received an option to purchase 1,200,000 shares of common stock on January 30, 2002, at an exercise price of $4.48 per share. On March 13, 2003, the Board of Directors authorized the cancellation of these options and authorized a grant to Mr. Carr of 1.2 million shares of restricted stock. These shares of restricted stock will vest as follows: (i) 50% upon the date of grant, and (ii) the remainder of these shares will vest in three equal installments on each of June 30, September 30, and December 31, 2003.

Fiscal Year-End Option Values

The following table provides information with respect to the number and value of unexercised options held by the executive officers named in the Summary Compensation Table as of December 31, 2002. Options are “in-the-money” if the value of our common stock exceeds the exercise price of the options.

Aggregated Option Exercises in Last Fiscal Year  and Fiscal Year-End Option Values

			Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End (1)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Harry J. Carr Chief Executive Office and Chairman	—	$—	250,000	950,000	$—	$—

William J. Proetta President and Chief Operating Officer	—	—	667,577	732,423	—	—

Michael J. Losch Chief Financial Officer and Secretary and Treasurer	—	—	27,083	72,917	—	—

Krishna Bala Chief Technology Officer	—	—	241,166	399,834	49,703	16,568

(1)	The values set forth in these columns were calculated based on $0.64 per share, which was the closing price per share of our common stock on December 31, 2001, and the exercise price of the option.

Because the exercise price of stock options held by our executive officers, Messrs. Bala, Losch, and Proetta, was substantially above the current market price of our common stock, on March 13, 2003 the Board canceled the stock options held by these executive officers relating to 2.0 million shares and issued new stock options to purchase shares of our common stock in the following amounts:

Name	Options Granted	Options Canceled
Krishna Bala	500,000	500,000
Michael Losch	250,000	100,000
William Proetta	1,400,000	1,400,000

These new options will have an exercise price of $0.54 per share, the average closing price of our common stock on the five days prior to March 13, 2003, and will vest 50% on the date of grant and 25% each quarter through December 31, 2003.

Because the exercise price of stock options held by our Chief Executive Officer was substantially above the current market price of Tellium’s common stock, on March 13, 2003, the Compensation Committee authorized the cancellation of the stock options relating to 1.2 million shares held by Mr. Carr and the issuance of 1.2 million shares of restricted common stock. These restricted shares will vest 50% on the date of grant and the remainder of these shares will vest in three equal installments on each of June 30, September 30, and December 31, 2003.

Employment Agreement

Harry J. Carr.    We entered into an executive employment agreement with Mr. Carr, dated December 21, 1999, which provides for his employment as Chairman of the Board and Chief Executive Officer beginning in January 2000 for a period of two years or until he resigns, is disabled, dies or is terminated by us for any reason.

The agreement was renewed automatically in January 2002 and 2003, each for a one-year period, and will be renewed automatically in January of each year for one-year periods, unless we or Mr. Carr give notice of intent not to renew at least 90 days before the end of an employment term.

As provided in the agreement, Mr. Carr has received an annual base salary of $300,000 since January 2000. This amount is subject to increases as determined by our Board of Directors based upon Mr. Carr’s performance and other factors described in the agreement. In addition, Mr. Carr is eligible to receive a bonus of up to 66-2/3% of his base salary each year during the term of employment in which we and Mr. Carr achieve objectives mutually agreed upon by Mr. Carr and our Board of Directors for such fiscal year. If Mr. Carr exceeds the agreed upon objectives, the Board of Directors may provide for an additional bonus. The agreement also provides for benefits, the reimbursement of expenses, and the payment of the rental costs of Mr. Carr’s residence near our offices.

The employment agreement also prohibits Mr. Carr, during his employment with us and for one year after his employment ends, from soliciting any of our employees, or interfering with any of our business relationships. The agreement also requires that Mr. Carr protect Tellium’s trade secrets and confidential information during his employment with us, and for one year after his employment ends.

Pursuant to the employment agreement, if we terminate Mr. Carr’s employment for any reason or if Mr. Carr exercises his right to terminate the agreement within six months of the occurrence of any of the following:

•	an adverse change in Mr. Carr’s title, position, duties, powers and authority, reporting relationship or the scope of his responsibilities,

•	the occurrence of a change of control,

•	a failure by our successor to assume Mr. Carr’s employment agreement in a situation other than a change in control, or

•	a material breach of the employment agreement that remains uncured for 14 days following our receipt of notice of the breach,

Mr. Carr is entitled to receive, among other things, his annual base salary for one year paid ratably over this period, any unpaid bonuses earned prior to termination, any unpaid benefits under group health and life insurance plans for one year after termination, any unpaid benefits under employee benefit plans and any reimbursable expenses.

According to the employment agreement, if Mr. Carr dies or becomes disabled, he is entitled to receive all of the amounts described above, except that he will only be entitled to receive his then-current salary through the last day of the month he died or became disabled and any unpaid bonus for that portion of the year that the death or disability occurred.

Mr. Carr may also terminate the employment agreement at any time upon 30 days written notice. In that event, he will be entitled to receive his salary as of the date of termination, any unpaid bonus earned with respect to prior years, any unpaid benefits under group health and life insurance plans or employee benefit plans and any reimbursable expenses.

The employment agreement also provides that if Mr. Carr receives a payment or benefit upon a change of control that is subject to an excise or similar-purpose tax, we will pay Mr. Carr such additional compensation as is necessary to place him in the same after-tax position he would have been in had no such taxes been paid or incurred.

Equity Compensation Plan Information

The following table provides information as of December 31, 2002, regarding securities issued and remaining available for issuance under our Amended and Restated 1997 Employee Stock Incentive Plan, 2001 Stock Incentive Plan, Amended and Restated Special 2001 Stock Incentive Plan and 2002 Stock Incentive Plan.

	(a) Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Plan Category
Equity compensation plans approved by security holders (1)	10,476,712	$4.39	20,894,586
Equity compensation plans not approved by security holders (2)	212,500	2.97	12,084,538

Total	10,689,212	$4.31	32,979,124

(1)	Issued under the Amended and Restated 1997 Employee Stock Incentive Plan, 2001 Stock Incentive Plan and Amended and Restated Special 2001 Stock Incentive Plan.
(2)	Issued under the 2002 Stock Incentive Plan, which has not been approved by shareholders. Our 2002 Stock Incentive Plan was adopted by our Board and became effective on August 28, 2002. The 2002 plan authorizes the granting of both incentive and nonqualified stock options and other awards to directors, officers, employees, and consultants of Tellium for an aggregate of no more than 13,645,000 shares of common stock. All grants under the plan are subject to authorization by the Compensation Committee. Options and other awards under the 2002 plan generally vest over a four-year period from the grant date and generally expire ten years from the date of grant. Generally, all unexercised options not exercised shall terminate 90 days after the optionee’s employment with us is terminated for any reason other than death, disability, or retirement.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Restricted Stock Agreements

Harry J. Carr.    On March 13, 2003, the Board of Directors authorized the cancellation of 1.2 million options to purchase common stock at an exercise price of $4.48 per share held by Mr. Carr. Also on March 13, the Board of Directors authorized a grant to Mr. Carr of 1.2 million shares of restricted stock, valued at $0.54 per share, the average closing price of our common stock on the five trading days before March 13, 2003. These shares of restricted stock will vest as follows: (i) 50% upon the date of grant, and (ii) the remainder of these shares will vest in three equal installments on each of June 30, September 30, and December 31, 2003.

On April 4, 2000, Mr. Carr exercised previously granted options and received 6,600,000 shares of our common stock, which are subject to two restricted stock agreements. In connection with the stock purchases, Mr. Carr delivered two promissory notes to us in the aggregate amount of $14,099,800, less the par value of the stock purchased, which he paid in cash. Each promissory note is secured by a pledge of purchased stock held by Mr. Carr and various transferees. Mr. Carr is obligated to repay his loans plus interest on the outstanding principle balance:

•	upon the occurrence of a liquidity event (with respect to the portion of the principal attributable to the shares of restricted stock that are sold), or

•	on the termination date of each of Mr. Carr’s restricted stock agreements.

The interest rate on these promissory notes was initially fixed at 7.5% per annum. On October 1, 2001, the Board of Directors approved an amendment to the promissory notes to change the interest rate to a floating rate on a quarterly basis equal to the applicable federal rate. Based on this amendment, the interest rate on the promissory notes on December 31, 2002 was 2.01%.

Under the terms of Mr. Carr’s restricted stock agreements, 3,000,000 shares vested as of January 2, 2000, and an additional 600,000 shares vested in November 2000. Of the remaining 3,000,000 shares, 750,000 vested on December 21, 2000 and 2,250,000 vested or will vest ratably on a monthly basis over the succeeding three years. The restricted stock agreements provide that Mr. Carr may only transfer his unvested shares to us or by will or laws of descent and distribution, under a domestic relations order, by gift to members of his family, to trusts solely for the benefit of his family members, to persons with whom he has had a significant pre-existing business or personal relationship, to entities in which such family members, friends and/or trusts are the only partners and to charitable organizations.

Under the terms of the restricted stock agreements, we have the right to repurchase any unvested shares of restricted stock, at a per share price equal to the exercise price per share paid by Mr. Carr, plus accrued interest, if Mr. Carr voluntarily terminates his employment with us. Our repurchase right is exercisable only during the one-year period following such termination.

The restricted stock agreements also provide that all of the unvested shares will immediately vest, and Tellium’s right of repurchase shall lapse, upon the occurrence of any of the following:

•	the sale or acquisition of beneficial ownership of our equity securities constituting 50% or more of the total voting power of our stockholders by a party or group of related parties (other than us or a person that directly or indirectly controls, is controlled by, or is under common control with us),

•	a merger or consolidation of Tellium with or into another entity and the holders of our equity securities prior to such transaction possess less than 50% of the total voting power of the surviving company after such transaction,

•	a complete liquidation or dissolution of Tellium,

•	a sale of all or substantially all of our assets, or

•	a change in the composition of our Board of Directors over a 36-month period such that a majority of the Board is no longer comprised of persons who either have been Board members continuously since the beginning of such period or have been elected or nominated for election as Board members during such period by at least a majority of the persons who have been Board members over that same period.

If, as a result of the acceleration of the vesting of the then-unvested shares due to a corporate transaction as described above, Mr. Carr is required to pay an excise tax with respect to the accelerated shares, then Mr. Carr is entitled to receive an additional payment from us in an amount as is necessary to place him in the same after-tax position he would have been in had no such excise taxes been paid or incurred.

Other Restricted Stock Agreements.    We have also entered into restricted stock agreements with Messrs. Bala and Losch. In connection with these restricted stock agreements, each executive officer delivered a promissory note to us for the full amount of the purchase price, less the par value of the stock purchased. The principal amounts of the loans to the executive officers named below are the following:

Name	Principal Loan Amount
Krishna Bala	$2,582,827
Michael J. Losch	1,922,700

Total	$4,505,527

The promissory notes are secured by pledges of purchased stock held by the executives and various transferees. Each executive is obligated to repay his loans, plus interest on the outstanding principal balance:

•	upon the occurrence of a liquidity event (with respect to the portion of the principal attributable to the shares of restricted stock that are sold); or

•	on the termination date of each such executive’s restricted stock agreement.

The interest rate on these promissory notes was initially fixed at 7.5% per annum. On October 1, 2001, the Board of Directors approved an amendment to the promissory notes to change the interest rate to a floating rate on a quarterly basis equal to the applicable federal rate. Based on this amendment, the interest rate on the promissory notes on December 31, 2002 was 2.01%. The amendment also reduced the term of these notes to five years to the extent that some notes provided for a longer term.

Each restricted stock agreement also contains restrictions on the transfer of shares, except to permitted transferees, such as to his executors or beneficiaries upon death, to his spouse and persons with whom he has had a significant pre-existing business or personal relationship.

Each restricted stock agreement provides us the right to repurchase any of the executive’s unvested shares at a per share price equal to the exercise price per share paid by the executive, plus accrued interest, during the one-year period after the executive’s employment with us is terminated for any reason, with or without cause.

Our right to repurchase the executive’s unvested shares will lapse with respect to, and the executive, if he is then employed with us, shall acquire a vested interest in, 50% of the then-unvested shares if any of the following corporate transactions occur:

•	the sale or acquisition of beneficial ownership of our equity securities constituting 50% or more of the total voting power of our stockholders by a party or group of related parties (other than us or a person that directly or indirectly controls, is controlled by, or is under common control with us),

•	a merger or consolidation of Tellium with or into another entity and the holders of our equity securities prior to such transaction possess less than 50% of the total voting power of the surviving company after such transaction,

•	a complete liquidation or dissolution of Tellium,

•	a sale of all or substantially all of our assets, or

•	a change in the composition of our Board of Directors over a 36-month period such that a majority of the Board is no longer comprised of persons who either have been Board members continuously since the beginning of such period or have been elected or nominated for election as Board members during such period by at least a majority of the persons who have been Board members over that same period.

If, as a result of the transactions described above, the executive is required to pay an excise tax with respect to the shares that vested as a result of such transactions, the executive is entitled to receive an additional payment from us in an amount as is necessary to place him in the same after-tax position he would have been in had no such excise taxes been paid or incurred.

Our right to repurchase will lapse with respect to, and the executive, if he or she is then employed with us, shall acquire a vested interest in, the remaining 50% of the executive’s unvested shares if:

•	there is a meaningful alteration that is adverse to the executive in the nature or status of his responsibilities or in his position with us from those in effect immediately prior to a corporate transaction described above,

•	a requirement by us, after a corporate transaction, that the executive perform his responsibilities for us at a location that is more than 60 miles from the location of the executive’s employment at the time of such transaction, or

•	we breach a material term of such executive’s restricted stock agreement and fail to cure within 30 days after notice from the executive of such breach.

Under the terms of each restricted stock agreement, we have the right to repurchase any or all of the executive’s vested shares of restricted stock at a per share price equal to the fair market value if:

•	the executive’s employment with us is or could be terminated by us for cause, or

•	the executive attempts to transfer any vested shares other than as permitted under the executive’s restricted stock agreement.

Under the terms of Mr. Bala’s and Mr. Losch’s restricted stock agreements, the restricted shares will vest, unless vested earlier, according to the following schedule:

•	those restricted shares from options granted before 1999 vest 25% over four years, and

•	those restricted shares from options granted in 1999 and 2000 vest 25% on the first anniversary of the vesting measurement date and 1/36th of the remaining shares on the last day of each calendar month commencing with the thirteenth month anniversary of the vesting measurement date and ending on the 48th month anniversary of the vesting measurement date, if, on each monthly vesting date, the executive officer is then employed by us.

As part of Mr. Bala’s promotion to Chief Technology Officer in December 1999, we agreed that 50% of Mr. Bala’s 1,500,000 shares of common stock would be vested upon either a change in control or a qualified initial public offering. Consequently, in May 2001, after our initial public offering, we accelerated the vesting of 96,375 shares of Mr. Bala’s restricted stock, bringing his total vested shares to 750,000.

Changes to Restricted Stock Agreements.    Our stock price has now fallen substantially below $2.14 per share, causing the loans to Messrs. Carr, Bala, and Losch to be under-collateralized, while these individuals remain personally liable for payment on the loans when they come due.

In an effort to re-incentivize management, in July 2002, our Board of Directors authorized changes to these management loans. We attempted to implement these changes but, as disclosed in our Form 8-K filed on September 3, 2002, Form 10-Q filed on August 15, 2002 and Form 10-Q filed on November 14, 2002, the Board subsequently determined that the changes as implemented did not reflect its intentions and the scope of what it had authorized and that we should not go forward with the program at that time. Accordingly, the Board determined that it should not ratify and approve the implementing documents that had been executed and that the documents and the transactions provided for by them were void and unenforceable against us. We do not know what position Messrs. Carr, Bala and Losch, who signed implementing agreements in July 2002, will take with respect to this Board action and are, therefore, unable to assess at this time whether these developments will have a material adverse effect on us. The Board also determined to consider further what revisions, if any, should be made to our management incentive compensation program to address the concerns that led to the earlier effort. As of April 8, 2003, the Board had not taken any action with respect to these individuals. However, based on the actions described above, accounting standards required that these notes, originally recourse notes, be treated as non-recourse in our financial statements.

Board of Director Stock Option Compensation

For a discussion of option grants provided to our directors, see Board Meetings And Committees — Director Compensation section.

Board Approval of Related-Party Transactions

Our Board of Directors approves all related-party transactions. We believe that these transactions are no less favorable to us than terms that could be obtained from unaffiliated third parties.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) under the Securities Exchange Act of 1934 requires our executive officers, directors, and persons who beneficially own more than ten percent of our common stock to file initial reports of ownership and reports of changes in ownership of the Company’s securities with the Securities and Exchange Commission. Executive officers, directors and greater than ten percent beneficial owners are required by the Securities and Exchange Commission to furnish us with copies of all Section 16 forms they file.

Seven members of our Board of Directors, William B. Bunting, Michael M. Connors, Jeffrey A. Feldman, Edward F. Glassmeyer, William A. Roper, Jr., Richard D. Smith, Jr. and Marc B. Weisberg, each filed a late Form 5 reporting two transactions relating to stock option grants. In addition, William A. Roper filed one additional late Form 4 reporting one transaction involving a purchase of our stock.

SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT

The table on the following page sets forth, as of April 2, 2003, information with respect to the beneficial ownership of our common stock by:

•	each person known to us to beneficially own more than 5% of the outstanding shares of our common stock,

•	each director of Tellium and each executive officer named in the Summary Compensation Table, and

•	all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. Common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of April 2, 2003 are deemed to be outstanding and beneficially owned by the person holding such options or warrants. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Percentage of beneficial ownership is based on 114,408,298 shares of common stock outstanding as of April 2, 2003.

Unless otherwise indicated, each stockholder has sole voting and investment power with respect to the shares beneficially owned by the stockholder and has the same address as Tellium. Our address is 2 Crescent Place, Oceanport, New Jersey 07757-0901.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Outstanding
Science Applications International Corporation(1)	17,347,366	15.0%
10260 Campus Point Drive San Diego, CA 92121

Entities affiliated with Thomas Weisel Partners Group LLC(2)	6,912,677	6.0%
One Montgomery Street, Suite 3700 San Francisco, CA 94104

Harry J. Carr(3)	7,201,213	5.2%

Krishna Bala(4)	1,679,750	1.1%

William J. Proetta(5)	700,000	*

Michael J. Losch(6)	1,016,250	*

Michael M. Connors(7)	383,332	*

Gerald Gorman	0	*

Kathleen A. Perone	0	*

Barton Y. Shigemura	5,000	*

Executive officers and directors as a group (8 persons)	10,985,795	7.5%

*	Represents less than one percent.
(1)	SAIC is the indirect beneficial owner of the shares held of record by its indirect wholly owned subsidiary, Telcordia Venture Capital Corporation. The information set forth on this table is based upon data derived from a Schedule 13-G filed by such shareholder.
(2)

The information set forth on this table is based upon data derived from a Schedule 13-G filed by such shareholder and our option vesting schedules. Includes (a) 6,652,056 shares reported as beneficially owned by Thomas Weisel Capital Partners LLC, (b) 182,750 shares owned by Thomas Weisel Partners LLC, a broker/dealer registered with the SEC, of which Thomas Weisel Partners Group LLC is the managing member, and (c) 17,340 shares owned by a general partnership which is managed by an officer of Thomas Weisel Partners Group LLC. This amount includes 60,531 vested options to purchase shares of our common stock held by Bill Bunting, a former director of Tellium and a partner of Thomas Weisel Partners Group LLC.

(3)	Includes (a) 233,787 shares held by Marietta Partners LLC and (b) 54,000 shares held by Pluto Partners LLC. Of the shares listed in the table, 437,500 will remain unvested after 60 days under restricted stock agreements with us, but Mr. Carr has voting power over these shares. This amount also includes 1,200,000 shares of restricted stock that we expect to issue within 60 days.
(4)	Includes 1,209,000 shares held by Krishna Bala LLC, and 250,000 shares subject to stock options held by Dr. Bala that are vested or will vest within 60 days. Of the shares listed in the table, 131,850 will remain unvested after 60 days under restricted stock agreements with us. Dr. Bala has voting power over all of these unvested shares.
(5)	Consists of options to purchase 700,000 shares of common stock that are vested or will vest within 60 days.
(6)	Includes 125,000 shares subject to stock options held by Mr. Losch that are vested or will vest within 60 days. Of the shares listed in the table, 175,000 will remain unvested after 60 days under restricted stock agreements with us. Mr. Losch has voting power over all of these unvested shares.
(7)	Includes 333,332 shares held by Suaimhneas LLC. Mr. Connors is the sole manager of Suaimhneas LLC, of which his adult children are the owners and vested options to purchase 25,000 shares of common stock.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of Tellium’s Board of Directors advises the Chief Executive Officer and the Board of Directors on compensation matters, determines the compensation of the Chairman and Chief Executive Officer, reviews and takes action on the recommendation of the Chief Executive Officer as to the appropriate compensation of other executive officers and key personnel, approves the grants of bonuses to executive officers and key personnel, and approves all options granted under Tellium’s stock option plans. The Compensation Committee also is responsible for the administration of Tellium’s Amended and Restated 1997 Stock Incentive Plan, 2001 Stock Incentive Plan, Amended and Restated Special 2001 Stock Incentive Plan and the 2002 Stock Incentive Plan.

General Compensation Policy for Executive Officers.    The fundamental policy of the Compensation Committee is to provide Tellium’s executive officers compensation opportunities that (1) are competitive in the telecommunications voice, data and optical equipment industry; (2) motivate the officers to achieve Tellium’s strategic business objectives; and (3) align the interests of executive officers with long-term shareholders. It is the Compensation Committee’s objective to have a portion of each executive officer’s compensation contingent upon Tellium’s performance as well as upon each executive officer’s own level of performance. Accordingly, the compensation package for each executive officer, including the Chief Executive Officer, is comprised of three elements: (1) base salary, which reflects individual performance and is designed primarily to be competitive with salary levels in this industry, (2) cash bonuses, which reflect the achievement of performance objectives and goals, and (3) long-term stock-based incentive awards, which strengthen the mutuality of interests between the executive officers and Tellium’s stockholders. The Compensation Committee relies on Tellium’s overall performance in determining the amounts and relative percentages of the three components of each executive officer’s compensation package. During 2002, in an effort to continue to provide competitive compensation packages that attract top executives and align the interests of Tellium’s executives with those of long-term shareholders, the Compensation Committee engaged an outside professional agency to assist it in maintaining appropriate compensation standards. This agency provided recommendations to the Compensation Committee on long-term incentive compensation and management incentives. The Compensation Committee considered this information, as well as other factors, in setting compensation packages for executive officers, including the Chief Executive Officer.

Factors.    The principal factors that the Compensation Committee considered with respect to each executive officer’s compensation for fiscal 2002 are summarized below.

•	Base Salary. The base salary for each executive officer is determined on the basis of his experience and personal performance, as well as the salary levels in effect for comparable positions both within and outside the telecommunications voice, data and optical equipment industry and internal base salary comparability considerations. The Compensation Committee reviews base salaries on an annual basis and makes adjustments in accordance with the factors indicated above. For fiscal 2002, the Compensation Committee determined that only the base salary for the Chief Financial Officer should be increased.

•	Bonus. A portion of the cash compensation of executive officers consists of contingent compensation. The Compensation Committee determines this compensation based on Tellium’s performance relative to goals for profitability and based on individual performance of key strategic objectives. The Compensation Committee decided to pay an aggregate 2002 year-end cash bonus of $555,000 to Tellium’s executive officers, other than the Chief Executive Officer.

•

Long-Term Incentive Compensation.    Long-term incentives are provided through grants of stock options or restricted stock. The grants are designed to align the interests of each executive officer with those of the stockholders and provide each individual with a significant incentive to manage Tellium’s business from the perspective of an owner with an equity stake. Each option grant allows the individual to acquire shares of Tellium’s common stock at a fixed price per share (the market price on the grant date) over a specified time (up to ten years). Each option generally becomes exercisable in installments over a four-year period, contingent upon the executive officer’s continued employment. Accordingly, the option grant will provide a return to the executive officer only if the executive officer remains employed during the vesting period, and then only if the market price of the underlying shares appreciates.

The Compensation Committee sets the number of shares subject to each option grant at a level intended to create meaningful opportunity for appreciation based on the executive officer’s current position with Tellium, the base salary associated with that position, the size of comparable awards made to individuals in similar positions within the telecommunications voice, data and optical equipment industry and the individual’s personal performance in recent periods. No options were granted to executive officers, other than the Chief Executive Officer, in fiscal year 2002.

Because the exercise price of stock options held by our executive officers was substantially above the current market price of Tellium’s common stock, on March 13, 2003, the Compensation Committee decided to cancel the stock options held by Tellium’s executive officers, other than the Chief Executive Officer, relating to approximately 2 million shares and to issue new stock options to purchase approximately 2.15 million shares of common stock. These new options will have an exercise price of $0.54 per share, the average closing price of Tellium’s common stock on the five days prior to March 13, 2003, and will vest 50% on the date of grant and 25% each quarter through December 31, 2003.

CEO Compensation.    In determining the compensation of Tellium’s Chief Executive Officer for 2002, the Compensation Committee took into account both Mr. Carr’s contributions and Tellium’s financial performance during 2002. Mr. Carr did not receive an increase in his base salary in 2001 or 2002 because his base salary during 2000 was already in line with the base salaries of his peers in other telecommunication equipment companies. The Compensation Committee awarded Mr. Carr a bonus, as reflected in the Summary Compensation Table, consisting of both cash and stock options. This bonus reflects Mr. Carr’s significant contributions in 2002. In determining the level of Mr. Carr’s bonus, the Compensation Committee considered Mr. Carr’s experience as an entrepreneur and leader who has been instrumental in Tellium’s growth and development, his role in leading Tellium in an extremely challenging economic environment, his leadership in a significant business restructuring that dramatically changed the business to align operating costs with market needs, and his commitment to enhance long-term investor value. Mr. Carr’s bonus consisted of a large equity portion in the form of options to purchase 1.2 million shares at an exercise price of $4.48, the closing price of Tellium stock on January 30, 2002, which reflects the Compensation Committee’s goal of linking Mr. Carr’s compensation to Tellium’s performance and stock price appreciation.

Because the exercise price of stock options held by our Chief Executive Officer was substantially above the current market price of Tellium’s common stock, on March 13, 2003, the Compensation Committee decided to cancel the stock options relating to 1.2 million shares held by Mr. Carr and to issue 1.2 million shares of restricted common stock. These restricted shares will vest 50% on the date of grant and the remainder of these shares will vest in three equal installments on each of June 30, September 30, and December 31, 2003.

Compliance with Internal Revenue Code Section 162(m).    Section 162(m) of the Internal Revenue Code generally denies a federal income tax deduction for compensation exceeding $1,000,000 paid to the CEO or any of the four other highest paid executive officers, excluding performance-based compensation. Through December 31, 2002, this provision has not affected Tellium’s tax deductions, but the Compensation Committee will continue to monitor the potential impact of Section 162(m) on Tellium’s ability to deduct executive compensation.

Summary.    The Compensation Committee believes that its compensation philosophy of paying its executive officers competitive base salaries, cash bonuses and long-term incentives, as described in this report, serves the interests of Tellium and its stockholders.

The Compensation Committee

Richard C. Smith, Jr.

Jeffrey A. Feldman

Edward F. Glassmeyer

Dated: March 28, 2003

PERFORMANCE GRAPH

The graph below compares the cumulative total stockholder return on our common stock with the cumulative total stockholder return of (i) the S&P 500 Index, and (ii) the Nasdaq Telecommunications Index. Although the SEC requires us to present this graph including information for a five-year period, our common stock has been publicly traded only since our initial public offering on May 17, 2001 and, as a result, the following graph commences on such date based on the closing price. The comparison in the graph assumes $100 invested on May 17, 2001 in each of our common stock, the S&P 500 Index, and the Nasdaq Telecommunications Index, and that all dividends, if any, were reinvested when paid. No cash dividends have been declared on our common stock. This graph represents changes in quarter and total return values; fluctuations during each quarter are not reflected. These comparisons are not intended to forecast, or be indicative of, the future performance of our common stock.

STOCKHOLDER PROPOSALS

In accordance with regulations issued by the Securities and Exchange Commission, stockholder proposals intended for presentation at our 2003 annual meeting of stockholders must be received by our Secretary no later than December 12, 2003 if they are to be considered for inclusion in our proxy statement for that meeting.

Stockholders who intend to present a proposal at such meeting without inclusion of such proposal in Tellium’s proxy materials are required to provide advanced notice of such proposal to us not later than February 21, 2004.

If we do not receive notice of a stockholder proposal within this timeframe, Tellium’s management will use its discretionary authority to vote the shares it represents, as our Board of Directors may recommend. Tellium reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these other applicable requirements.

OTHER MATTERS

We know of no matters that are to be presented for action at the annual meeting other than those described above. If any other matters properly come before the annual meeting, the persons named in the enclosed form of proxy will vote the shares represented by proxies in accordance with their best judgment on these matters.

By Order of the Board of Directors

Harry J. Carr

Chairman of the Board of Directors and

    Chief Executive Officer

Oceanport, New Jersey

April 30, 2003

A COPY OF OUR ANNUAL REPORT ON FORM 10-K WILL BE SENT WITHOUT CHARGE TO ANY STOCKHOLDER REQUESTING IT IN WRITING FROM: TELLIUM, INC., ATTENTION: INVESTOR RELATIONS, 2 CRESCENT PLACE, OCEANPORT, NEW JERSEY 07757-0901.

Appendix A

CERTIFICATE OF AMENDMENT

OF

TELLIUM, INC.

a Delaware Corporation

Pursuant to § 242 of the General Corporation Law of the State of Delaware

Pursuant to Section 242 of the General Corporation Law of Delaware (the “DGCL”), Tellium, Inc., a corporation incorporated under the DGCL, does hereby certify:

FIRST:    The name of the Corporation is Tellium, Inc. (the “Corporation”).

SECOND:    The original Certificate of Incorporation of the Corporation (the “Certificate”) was filed with the Secretary of State of the State of Delaware on April 21, 1997 under the name MWD, Inc.

THIRD:    The Corporation hereby amends the Certificate, as heretofore amended, by adding a new paragraph to Article IV to be located at the end of Article IV and entitled “Reclassification” (the “Amendment”) to read as follows:

(C)    Reclassification.    Immediately upon the effectiveness of the Certificate of Amendment adding this paragraph (C) to Article IV of the Amended and Restated Certificate of Incorporation of the Corporation (the “Effective Date”), each [ten (10)] [nine (9)] [eight (8)] [seven (7)] [six (6)] [five (5)] [four (4)] [three (3)] [two (2)] shares of the Corporation’s common stock, par value $0.001 per share, issued and outstanding immediately prior to the Effective Date (the “Old Common Stock”), shall automatically and without any action on the part of the holder thereof be reclassified, combined and changed into one (1) share of the Corporation’s Common Stock, subject to the treatment of fractional share interests as described below. Each holder of a certificate or certificates, which immediately prior to the Effective Date represented outstanding shares of the Old Common Stock (the “Old Certificates,” whether one or more), shall be entitled to receive, upon surrender of such Old Certificates to the Corporation for cancellation, a certificate or certificates (the “New Certificates,” whether one or more) representing the number of whole shares of Common Stock into which and for which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof. From and after the Effective Date, the Old Certificates shall represent only (i) the number of shares of Common Stock into which the shares of the Old Common Stock represented thereby were reclassified and (ii) the right to receive New Certificates pursuant to the provisions hereof. No certificates or scrip representing fractional share interests in the New Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of a shareholder of the Corporation. In lieu of any fractional shares, each holder who would otherwise be entitled to a fractional share shall be entitled to receive an amount in cash, without interest, equal to such fraction multiplied by the average closing price per share of the Common Stock on the Nasdaq SmallCap Market for the ten most recent trading days prior to the Effective Date. If more than one Old Certificate shall be surrendered for the account of the same stockholder, the number of full shares of Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. If any New Certificate is to be issued in a name other than that in which the Old Certificates surrendered for exchange are issued, the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificates surrendered, or provide funds for their purchase, or establish to the satisfaction of the Corporation that such taxes are not payable.

A-1

FOURTH:    The foregoing amendment has been duly adopted in accordance with Section 242 of the DGCL.

IN WITNESS WHEREOF, this Certificate of Amendment having been duly adopted by the Board of Directors and the stockholders of the Corporation in accordance with the provisions of Section 242 of the DGCL, has been executed this              day of             , 2003.

TELLIUM, INC.

By:
Name: Title:

A-2

PROXY	PROXY

TELLIUM, INC.

ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 21, 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all prior proxies, hereby appoints WILLIAM J. PROETTA and MICHAEL J. LOSCH, and each of them, with full powers of substitution in each, as proxies for the undersigned, to represent the undersigned and to vote all of the shares of common stock of Tellium, Inc. which the undersigned would be entitled to vote, as fully as the undersigned could vote and act if personally present, at the Annual Meeting of Stockholders (the “Meeting”) to be held on May 21, 2003, at 10:00 a.m. local time, at the principal offices of Tellium at 2 Crescent Place, Oceanport, New Jersey 07757, or at any adjournment or postponement thereof.

The undersigned may revoke this proxy by filing with the Secretary of the Meeting, at or before the taking of the vote at the Meeting, a written notice of revocation or a duly executed proxy, in either case later dated than the prior proxy, for the same shares or by attending the Meeting and voting in person. Attendance at the Meeting will not by itself revoke this proxy. Any written notice of revocation or subsequent proxy must be received by the Secretary of the Meeting prior to the taking of the vote at the Meeting. The written notice of revocation or subsequent proxy should be hand delivered to the Secretary of the Meeting or should be sent so as to be delivered to Tellium at 2 Crescent Place, Oceanport, New Jersey 07757, Attention: Michael J. Losch, Secretary.

The Board of Directors recommends a vote “FOR” the election of the nominees for director; “FOR” the amendments to the Amended and Restated Certificate of Incorporation of Tellium to effect a reverse stock split at each of nine different ratios; and “FOR” the ratification of the appointment of Deloitte & Touche LLP as independent auditors. To vote in accordance with the Board’s recommendations, just sign on the reverse side; no boxes need to be marked. The shares represented by this proxy will be voted as directed by the stockholder, but if no instructions are specified as to any item or any items on a properly executed proxy, this proxy will be voted with respect to such item(s), as recommended by the Board of Directors. If any other business is presented at the Meeting, this proxy will be voted by those named in this proxy in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Meeting.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

1.	To elect two Class II directors to serve until the next annual meeting of stockholders at which their respective class is due for election or until their successors shall have been duly elected and qualified.

INSTRUCTION:  To withhold your vote for one individual nominee, mark “FOR ALL EXCEPT” and strike a line through the name of such person in the list below.

KATHLEEN A. PERONE                                                                  GERALD GORMAN.

☐ VOTE FOR ALL NOMINEES	☐ WITHHOLD FOR ALL NOMINEES	☐ FOR ALL EXCEPT
2.	To authorize and approve amendments to our Amended and Restated Certificate of Incorporation to effect a reverse stock split based upon each of the following ratios: one-for ten; one-for-nine; one-for-eight; one-for-seven; one-for-six; one-for-five; one-for-four; one-for-three; or one-for-two, without further approval or authorization of the Corporation’s stockholders; provided, that the Board of Directors is authorized to abandon any of the amendments to our Amended and Restated Certificate of Incorporation for any reason at any time prior to the effectiveness of the filing of any of the amendments.
☐ FOR	☐ AGAINST	☐ ABSTAIN
3.	To ratify the appointment of Deloitte & Touche LLP as independent auditors.
☐ FOR	☐ AGAINST	☐ ABSTAIN

The undersigned acknowledges receipt from Tellium, prior to the execution of this proxy, of the Notice of Annual Meeting and accompanying Proxy Statement relating to the Meeting and an Annual Report to Stockholders for the fiscal year ended December 31, 2002.

DATED: , 2003

Signature

Signature

Please mark, date and sign as your name(s) appear(s) to the left and return in the enclosed envelope. If acting as an executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign the full corporate name, by duly authorized officer. If shares are held jointly, each shareholder named should sign.